Exhibit 99.2

STERLING
Financial Corporation

NASDAQ: STSA — $7.76 — July 23, 2008

FACT SHEET

Overview

Sterling Financial Corporation, measured in assets, is the largest commercial bank headquartered in Washington State and one of the largest regional community banks in the western United States. In 2007, Sterling entered the northern California market through the acquisition of Sonoma National Bank. While Sterling's vision has expanded to include the broader geographic expanse of the West, it remains true to its Hometown Helpful® spirit of relationship banking.

Sterling's asset growth — both internally and through acquisition — reflects the great markets in which it operates. The majority of Sterling's business originates from the Puget Sound region of western Washington and along the I-5 corridor between Seattle and northern California.

Sterling's family of companies includes Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Sterling operates more than 175 depository branches in Washington, Oregon, Idaho, Montana and California and has loan offices throughout the West. The Sterling family employs 2,545 team members. Visit Sterling's website at www.sterlingfinancialcorporation-spokane.com.

Financial Summary

Period Ended	EPS Diluted ($)	Net Income ($)	Net Interest Margin (%)	NPAs/ Assets (%)	Efficiency Ratio (%)	Tangible Book ($)
1H08	0.28	14.6	3.23	2.39	62.1	13.41
1H07	1.02	49.9	3.41	0.29	62.2	12.31
2007	1.86	93.3	3.42	1.04	63.6	13.61
2006	2.01	73.9	3.33	0.11	61.9	12.07
2005	1.75	61.2	3.30	0.11	61.7	10.80
2004	1.62	56.3	3.34	0.20	60.7	9.81
2003	1.42	34.9	3.36	0.50	59.6	8.25

$ in mils except per-share data.

2Q08 Earnings Highlights*

- EPS of $0.23 reflect a credit provision of $31 million due to higher NPAs in the residential construction portfolio.
- Capital ratios remain above "well-capitalized" levels.
- Net interest income rose 6% to $94.1 million.
- Fees and service charge income grew 17% to $16.0 million.
- Total deposits gained 5% to a record $7.99 billion.
- Quarterly cash dividend was maintained at $0.10 per share.
- Tangible book value per share increased 9% to $13.41.

* For the three month period ended June 30, 2008, compared with June 30, 2007

Total Assets



in billions
$6.9
$7.6
$9.8
$12.1
$12.7
2004
2005
2006
2007
2008

Tangible Book Value



per share
$9.81
$10.80
$12.07
$13.61
$13.41
2004
2005
2006
2007
2008

Earnings Per Share



$0.05
$0.52
$0.05
$0.51
$0.17
$0.33
$0.52
$0.06
$0.43
$0.23
GAAP EPS
Credit Costs

STERLING Financial Corporation

NASDAQ: STSA

Financial Highlights

Income Statement	Quarter Ended		
(in millions, unaudited)	Jun-30-08	Mar-31-08	Jun-30-07
Interest income	$ 181	$ 189	$ 194
Interest expense	87	97	105
Net interest income before provision for loan losses	94	92	89
Provision for loan losses	(31)	(37)	(4)
Net interest income after provision for loan losses	63	55	85
Noninterest income	25	21	25
Noninterest expense	72	72	70
Income before income tax expense	16	4	40
Income tax expense	(5)	(1)	(13)
Net income	$ 12	$ 3	$ 27
Diluted EPS	$ 0.23	$ 0.06	$ 0.52
Diluted weighted avg. shares O/S	51.9	51.8	51.7
Core earnings	12	3	28
Core earnings per share - diluted	$ 0.23	$ 0.05	$ 0.54

Balance Sheet	Jun-30-08	Mar-31-08	Jun-30-07
Total assets	$ 12,700	$ 12,691	$ 11,464
Total loans receivable, net	9,220	9,120	8,507
Total deposits	7,988	7,841	7,620
Total stockholders' equity	1,178	1,191	1,122
Tangible book value per share	$ 13.41	$ 13.68	$ 12.31

Key Ratios			
Net interest margin	3.23%	3.24%	3.41%
Operating efficiency	60.6%	63.7%	61.4%
Regulatory capital: total	10.9%	11.0%	10.8%

Loan Portfolio: $9.4 B


31%
8%
5%
14%
29%
13%
Construction
Residential RE
Multi-Family RE
Commercial RE
Commercial
Consumer

Funding Sources: $12.5 B


64%
15%
10%
2%
9%
Deposits
FHLB
Repo & Fed Funds
Other
Capital

Share Data

Recent Price	$7.76
Shares Outstanding *(mils)*	52.1
Market Cap. *(mils)*	$404
Avg. Daily Volume	630,708
Estimated Float *(mils)*	50.2
Institutional Owners	91.8%
Insider Ownership	3.6%

Valuation Data

EPS (TTM)	$1.13
P/E Ratio	6.9x
Dividend (annualized)	$0.40
Dividend Yield	5.15%
Tangible Book per Share	$13.41
Price/Tangible Book	0.58x

Analyst Coverage

D.A. Davidson & Co.
Jeff Rulis
jrulis@dadco.com

First Tennessee Midwest Research
Brett Rabatin
brett.rabatin@ftnmidwest.com

Keefe, Bruyette & Woods, Inc.
Matthew Clark
mtclark@kbw.com

Sandler O'Neill & Partners
Joe Fenech
jfenech@sandleroneill.com

Headquarters

111 North Wall Street
Spokane, WA 99201
509-458-3711

Management Team

Harold B. Gilkey
Chairman and CEO

Daniel G. Byrne
EVP, Chief Financial Officer

Transfer Agent

American Stock Transfer & Trust Co.
59 Maiden Lane, Plaza Level
New York, NY 10038-4502
800-676-0791
www.amstock.com

Additional information about Sterling Financial Corporation may be found in the company's regulatory filings and reports with the Securities and Exchange Commission.